UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/31/2006

CV THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21643

Delaware	43-1570294
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3172 Porter Drive, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

650-384-8500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

On October 31, 2006, CV Therapeutics, Inc. ("CV Therapeutics") entered into a letter agreement (the "Letter Agreement") with Solvay Pharmaceuticals, Inc. ("Solvay") in connection with CV Therapeutics termination of the Co-Promotion Agreement by and between Solvay and CV Therapeutics, dated December 6, 2004, as amended on March 6, 2006 (the "Agreement"). In October 2006, CV Therapeutics terminated the Agreement without cause, effective on one hundred eighty days advance notice as required under the Agreement, and ceased all promotional activities under the Agreement. Pursuant to the Letter Agreement, the parties mutually agreed to an effective date of termination of the Agreement of November 1, 2006.

The Agreement provided for the co-promotion of ACEON(R) (perindopril erbumine) Tablets, an angiotensin-converting enzyme inhibitor, or ACE inhibitor, in the United States. Under the Agreement, CV Therapeutics was responsible for brand marketing activities and for establishing a cardiovascular specialty sales force to promote the product, and Solvay handled the manufacturing and distribution of the product, and its primary care sales force continued to promote the product.

There were no upfront payments by either party associated with the Agreement. For all product sales above a specified baseline, the Agreement provided for a multi-tiered revenue-sharing structure and, on average, CV Therapeutics received a share of sales of approximately 50-60% of sales above the baseline. Under the Agreement, CV Therapeutics was Solvay's exclusive co-promotion partner in the United States, and CV Therapeutics agreed not to market any other ACE inhibitor or any angiotensin receptor blocker until its marketing and promotional commitments under the Agreement had expired or terminated.

CV Therapeutics does not anticipate recognizing any additional co-promotion revenue related to sale of ACEON(R), and there are no termination fees or other future financial commitments for CV Therapeutics related to the termination of the Agreement.

Item 8.01.    Other Events

In October and November 2006, CV Therapeutics reached preliminary agreements to settle both the pending federal securities class action lawsuit against the company and two individual defendants, captioned In re CV Therapeutics, Inc. Securities Litigation, and the related pending derivative suit against certain of the company's officers and directors, captioned Kangos v. Lange, et. al. Under the terms of the preliminary agreements, the company's insurers will pay an aggregate of $13.5 million to settle all claims and to pay the court-approved fees of plaintiffs' counsel. As part of the preliminary agreement relating to the derivative suit, the company agreed to implement certain non-material corporate governance changes. The defendants will receive a complete release of all claims and expressly deny any wrongdoing. The preliminary agreements are subject to standard conditions, including final court approval. There can be no assurance that final court approval will be obtained.

Separately, CV Therapeutics will participate in dispute resolution proceedings with an insurer over whether or not CV Therapeutics will reimburse that insurer for a portion of the insurer's contribution to the settlement. The amount of CV Therapeutics' reimbursement will not exceed $2.25 million, and may be a lesser amount or zero. The timing of these dispute resolution proceedings has not been determined.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1 Letter Agreement dated October 31, 2006 by and between CV Therapeutics, Inc. and Solvay Pharmaceuticals, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV THERAPEUTICS, INC.

Date: November 02, 2006	By:	/s/ TRICIA BORGA SUVARI
TRICIA BORGA SUVARI
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Letter Agreement dated October 31, 2006 by and between CV Therapeutics, Inc. and Solvay Pharmaceuticals, Inc.